Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces 2007 First Quarter Results

Costa Mesa, Calif., April 19, 2007 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), announced its unaudited results of operations for the quarter ended March 31, 2007. The Company recorded first quarter net income of $945,000, or $0.14 per diluted share, compared to net income of $1.7 million, or $0.26 per diluted share, for the first quarter of 2006. The results for first quarter of 2006 were positively impacted by a $500,000 reduction in its valuation allowance for deferred tax assets. All diluted earnings per share amounts have been adjusted to reflect warrants, restricted stock and stock options outstanding.

Return on average assets (“ROAA”) for the three months ended March 31, 2007 was 0.52%, compared to 1.02% for the same period in 2006. The Company's return on average equity (“ROAE”) for the three months ended March 31, 2007 was 6.42% compared to 13.41% for the three months ended March 31, 2006. The Company’s basic and diluted book value per share increased to $11.22 and $9.29, respectively, at March 31, 2007, reflecting an annualized increase of 6.89% and 5.68%, respectively, from December 31, 2006.

Given recent developments in the housing markets, the Company is providing the following information regarding the Bank’s loan portfolio composition as of March 31, 2007 (dollars in thousands):

Loan Type	Amount	% of Total

• Multi-family	$334,735	56.4%
• Commercial real estate - investor owned	161,770	27.3%
• Commercial real estate - owner-occupied	47,294	8.0%
• Commercial and industrial(“C&I”)	26,169	4.4%
• Small Business Administration (“SBA”)	6,825	1.2%
• One-to-four family	14,659	2.5%
• Construction - multi-family	822	0.1%
• Other	41	0.1%
• Total	$592,315	100.0%

The Bank does not engage in sub-prime lending or single-family residential construction loans.

Steven R. Gardner, President and Chief Executive Officer, stated, “Our first quarter results were positively impacted by the sale of $63.7 million of multi-family and commercial real estate loans which generated $1.0 million in gains on sale. Additionally, our net interest margin expanded by 10 basis points compared to the quarter ended December 31, 2006. Affecting our results were our investments in the expansion of our branch network, which resulted in higher expenses associated with the recruitment of commercial business bankers to staff our new depository branches.”

Mr. Gardner further stated, “During the first quarter, we successfully completed the conversion of the Bank’s charter from a federal savings bank to a California commercial bank. As part of the charter conversion, the warrant issued in January of 2002 to New Life Holdings, an entity controlled by Mr. Ezri Namvar, was sold to Security Pacific Bancorp. Mr. Namvar is a majority owner of Security Pacific Bancorp. Security Pacific Bancorp and Mr. Namvar have no current or anticipated business dealings with the Company or the Bank. No new warrants were issued as part of this event.”

Mr. Gardner concluded by stating, “Our focus on growing core deposits resulted in relationship business banking deposits increasing 19%, and the number of business banking relationships increasing 8% during the first quarter of 2007. These new relationships are leading to a more diversified and higher yielding loan portfolio through increases in commercial real estate, business and Small Business Administration (‘SBA’) loans.”

During the first quarter, the Board of Directors approved the repurchase of up to 600,000 shares of the Company’s common stock. In March and April 2007, the Company repurchased a total of 100,000 shares of its outstanding common stock, which have been retired.

For the three months ended March 31, 2007, net interest income was $4.5 million compared to $4.6 million for the same period a year earlier. Our net interest margin for the quarter ended March 31, 2007 was 2.60% compared to 2.79% for the same period a year ago. The decrease in net interest income for the quarter is predominately attributable to a 32.8% increase in interest expense, from $5.8 million for the quarter ended March 31, 2006 to $7.6 million for the quarter ended March 31, 2007. The increase in interest expense was attributable to an increase in the average cost of deposits and borrowings of 80 and 106 basis points, respectively, over the prior year period. The increase in the cost of funds is due to the overall rising interest rate environment, which has lead to higher borrowing costs associated with the Bank’s Federal Home Loan Bank (“FHLB”) advances. Additionally, strong competitor deposit pricing within the Bank’s primary markets have impacted the cost of deposits. Partially offsetting the increase in interest expense was an increase in interest income for the quarter ended March 31, 2007 of 16.9%, or $1.8 million. The increase in interest income was attributable to a 13.8%, or 88 basis points, increase in the average loan yield to 7.28%, over the same period in the prior year. The increase in loan yield is, in part, a direct reflection of the Bank’s focus on originating higher yielding loans to businesses within the Bank’s market area.

Additionally, the increase in loan yield is attributable to the repricing of our predominately adjustable-rate loan portfolio together with the change in the loan portfolio mix to higher yielding commercial real estate and business loans. At March 31, 2007, the Bank's loan portfolio was comprised of $549.8 million of adjustable-rate loans, representing 92.8% of its total loan portfolio at such date. These loans, which include fixed-rate hybrid loans with initial fixed-rate terms of 3, 5, 7 and 10 years that become adjustable-rate loans after the initial fixed-rate period, have an overall average time to reprice of 23.7 months. The adjustable-rate loan portfolio contains $188.4 million of loans that are scheduled to reprice in April 2007, of which $89.3 million is indexed to the 12 Month Treasury Average rate, a lagging index, and $26.9 million that is indexed to the six-month LIBOR rate.

Our provision for loan losses was $299,000 for the three months ended March 31, 2007 compared to zero for the same period in 2006. The increase in the provision for the quarter is primarily due to the overall shift in our loan portfolio mix towards more commercial real estate, business and SBA loans. Net recoveries for the first quarter of 2007 were $21,000 compared to $33,000 for the same period in 2006.

Noninterest income was $1.7 million for the three months ended March 31, 2007 compared to $946,000 for the same period ended March 31, 2006. The increase in noninterest income for the three months ended March 31, 2007 is primarily due to an increase in net gain from loan sales of $648,000 compared to the same period in 2006.

Noninterest expenses were $4.4 million for the three months ended March 31, 2007 compared to $3.7 million for the quarter ended March 31, 2006. The increase in noninterest expense for the three months was the result of increases in compensation and benefits, legal expense, and other expenses of $413,000, $216,000, and $100,000, respectively, partially offset by a decrease of $79,000 in loss on foreclosed real estate. These increases are reflective of the Bank’s investments in its strategic expansion through de novo branching and the addition of experienced business bankers to staff its new locations. The number of employees at the Bank grew from 97 at March 31, 2006 to 116 at March 31, 2007.

The Company had an income tax provision for the three months ended March 31, 2007 of $546,000. For the same period a year earlier, the Company’s tax provision was $151,000. The Company benefited from a reduction in its valuation allowance for deferred taxes for the three months ended March 31, 2006 of $500,000. The Company’s valuation allowance for deferred taxes was zero at March 31, 2007.

Total assets of the Company were $732.0 million as of March 31, 2007, compared to $730.9 million as of December 31, 2006. The $1.1 million, or 0.2%, increase in total assets is primarily due to an increase in cash and cash equivalents of $16.8 million and the purchase of $1.6 million in Federal Reserve Bank stock as part of the charter conversion, which was partially offset by a decrease in net loans of $16.4 million.

Net loans decreased $15.9 million to $589.2 million as of March 31, 2007, compared to the prior year end.  The decrease is primarily due to two loan sales totaling $57.8 million of multi-family loans and $5.9 million of commercial real estate loans, which generated net gains of $1.0 million, and the prepayment of loans totaling $42.4 million, which generated noninterest income of $223,000. Partially offsetting the loan sales and payoffs was the origination of $101.5 million of new loans, consisting of $68.8 million of multi-family, $10.1 million of commercial real estate and land, $17.0 million of business loans, consisting of $300,000 of commercial real estate owner-occupied loans, $10.7 million of commercial and industrial loans, and $6.0 million of SBA loans, and $5.6 million of other residential loans. Management continues to utilize loan sales to manage its liquidity, interest rate risk, loan to deposit ratio, diversification of its loan portfolio, and balance sheet growth, and expects to do so for the foreseeable future.  The Bank’s pipeline of new loans at March 31, 2007 was $100.7 million.

The allowance for loan losses increased $320,000 to $3.9 million or 0.65% of gross loan outstanding as of March 31, 2007, compared to December 31, 2006. The increase in the allowance for loan losses was primarily due to the transitioning of the Bank’s loan portfolio to include more commercial real estate and business loans and less multi-family loans. Commercial real estate owner-occupied loans, commercial and industrial loans and SBA loans, increased during the quarter by $11.4 million, $3.4 million, and $1.5 million, respectively. Commercial real estate and land loans decreased by $11.7 million, while multi-family loans decreased by $22.5 million since December 31, 2006. The allowance for loan losses as a percent of non-accrual loans decreased to 478% as of March 31, 2007 from 559% at December 31, 2006. Net non-accrual loans and other real estate owned were $793,000 and $113,000, respectively, at March 31, 2007, compared to $574,000 and $138,000, respectively, as of December 31, 2006. The ratio of net nonperforming assets to total assets at March 31, 2007 was 0.12%. All nonperforming assets consist of loans originated in or before the year 2000.

Total deposits were $348.2 million as of March 31, 2007, compared to $339.4 million at December 31, 2006. The increase in deposits is comprised of increases in brokered and wholesale certificate of deposits totaling $2.4 million and retail certificates of deposits of $10.2 million, which were partially offset by a decrease in transaction accounts of $3.9 million. The cost of deposits as of March 31, 2007 was 4.16%, an increase of 11 basis points since December 31, 2006.

At March 31, 2007, total borrowings of the Company amounted to $318.4 million, a 2.6% decrease from December 31, 2006, and were comprised of the Bank's $235.0 million and $72.3 million of FHLB term borrowings and overnight advances, respectively, $500,000 of other borrowings and the Company’s $10.3 million of subordinated debentures which were used to fund the issuance of trust preferred securities. The total cost of the Company’s borrowings and deposits at March 31, 2007 was 4.68%, compared to 4.67% at December 31, 2006.

The Bank’s tier 1 (core) capital and total risk-based capital ratios at March 31, 2007 were 8.57% and 12.09%, respectively. The minimum ratios for well-capitalized banks are 5.00% and 10.00% for tier 1 (core) capital and risk-based capital, respectively.

The Company owns all of the capital stock of the Bank. We currently provide business and consumer banking products to our customers through our six full-service depository branches and a loan production office in Southern California located in the cities of San Bernardino, Newport Beach, Seal Beach, Huntington Beach, Los Alamitos, Costa Mesa and Pasadena. The Bank at March 31, 2007, had total assets of $727.1 million, net loans of $589.2 million, total deposits of $349.5 million, and total equity capital of $62.7 million.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties. These include, but are not limited to, the following risks: (1) changes in the performance of the financial markets, (2) changes in the demand for and market acceptance of the Company's products and services, (3) changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing, (4) the effect of the Company's policies, (5) the continued availability of adequate funding sources, and (6) various legal, regulatory and litigation risks.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
President/CEO
714.431.4000

John Shindler
Executive Vice President/CFO
714.431.4000

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
(In thousands)

	March 31,	December 31,
ASSETS	2007	2006
	(Unaudited)	(Audited)
Cash and due from banks	$10,402	$7,028
Federal funds sold	23,412	10,012
Cash and cash equivalents	33,814	17,040
Investment securities available for sale	60,194	61,816
Federal Reserve and Federal Home Loan Bank stock, at cost	17,152	15,328
Loans held for sale	1,103	795
Loans held for investment, net of allowance for loan losses of $3,863 in 2007 and $3,543 in 2006, respectively	588,088	604,304
Accrued interest receivable	3,907	3,764
Foreclosed real estate	113	138
Premises and equipment	9,361	8,622
Income taxes receivable	245	130
Deferred income taxes	6,527	6,992
Bank owned life insurance	10,476	10,344
Other assets	1,050	1,601
Total assets	$732,030	$730,874

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts
Transaction accounts	$92,880	$96,761
Retail certificates of deposit	221,903	211,714
Wholesale/brokered certificates of deposit	33,379	30,974
Total deposits	348,162	339,449
Other borrowings	308,069	316,491
Subordinated debentures	10,310	10,310
Accrued expenses and other liabilities	6,993	6,586
Total liabilities	673,534	672,836

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value	52	54
Additional paid-in capital	66,801	67,306
Accumulated deficit	(7,686)	(8,631)
Accumulated other comprehensive loss, net of tax	(671)	(691)
Total stockholders’ equity	58,496	58,038

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$732,030	$730,874

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENT
UNAUDITED (In thousands, except per share data)

	Three Months Ended

	March 31,	March 31,
INTEREST INCOME:	2007	2006
Loans	$11,079	$9,770
Other interest-earning assets	1,045	604
Total interest income	12,124	10,374

INTEREST EXPENSE:
Interest on transaction accounts	426	346
Interest on retail certificates of deposit	2,762	1,838
Interest on wholesale/brokered certificates of deposit	283	526
Total deposit interest expense	3,471	2,710
Other borrowings	3,970	2,861
Subordinated debentures	203	184
Total interest expense	7,644	5,755

NET INTEREST INCOME	4,480	4,619

PROVISION FOR LOAN LOSSES	299	-

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,181	4,619

NONINTEREST INCOME:
Loan servicing fee income	350	338
Bank and other fee income	141	102
Net gain from loan sales	1,034	386
Other income	215	120
Total noninterest income	1,740	946

NONINTEREST EXPENSE:
Compensation and benefits	2,643	2,230
Premises and occupancy	567	545
Data processing	115	95
Net loss on foreclosed real estate	2	81
Legal and audit expense	352	136
Marketing expense	194	133
Office and postage expense	94	91
Other expense	463	363
Total noninterest expense	4,430	3,674
NET INCOME BEFORE TAXES	1,491	1,891
PROVISION FOR INCOME TAXES	546	151
NET INCOME	$945	$1,740

Basic Average Shares Outstanding	5,252,932	5,254,160
Basic Earnings per Share	$0.18	$0.33

Diluted Average Shares Outstanding	6,693,646	6,681,371
Diluted Earnings per Share	$0.14	$0.26

PACIFIC PREMIER BANCORP AND SUBSIDIARY
Statistical Information
UNAUDITED (In thousands)
	As of	As of	As of
	March 31, 2007	December 31, 2006	March 31, 2006
Asset Quality:
Non-accrual loans, net of specific allowance	$793	$574	$1,205
Other Real Estate Owned	$113	$138	$158
Nonperforming assets, net of specific allowance	$906	$712	$1,363
Net charge-offs (recoveries) for the quarter ended	$(21)	$(33)	$58
Allowance for loan losses	$3,863	$3,543	$2,992
Net charge-offs for quarter to average loans, annualized	(0.01%)	(0.02%)	0.04%
Net non-accrual loans to total loans	0.13%	0.09%	0.20%
Net non-accrual loans to total assets	0.11%	0.08%	0.18%
Net non-performing assets to total assets	0.12%	0.10%	0.20%
Allowance for loan losses to total loans	0.65%	0.58%	0.49%
Allowance for loan losses to non-accrual loans	478.02%	558.83%	215.90%

Average Balance Sheet: for the Quarter ended
Total assets	$727,402	$706,208	$683,151
Loans	$608,469	$604,072	$610,581
Deposits	$341,424	$327,535	$331,723
Borrowings	$309,683	$301,406	$282,318
Subordinated debentures	$10,310	$10,310	$10,310

Share Data:
Basic book value	$11.22	$11.03	$9.99
Diluted book value	$9.29	$9.16	$8.35
Closing stock price	$10.80	$12.18	$11.73

Pacific Premier Bank Capital:
Tier 1 (core) capital	$62,267	$60,747	$55,660
Tier 1 (core) capital ratio	8.57%	8.38%	8.18%
Total risk-based capital ratio	12.09%	11.66%	12.09%

Loan Portfolio
Real estate loans:
Multi-family	$334,735	$357,275	$446,398
Commercial and land	161,770	173,452	120,140
Construction - Multi-family	822	-	-
One-to-four family	14,659	12,825	15,429
Business loans:
Commercial Owner Occupied	47,294	35,929	16,069
Commercial and Industrial	26,169	22,762	5,432
SBA loans	6,825	5,312	-
Other loans	41	63	27
Total gross loans	$592,315	$607,618	$603,495

	Three Months Ended	Three Months Ended	Three Months Ended
	March 31, 2007	December 31, 2006	March 31, 2006
Profitability and Productivity:
Return on average assets	0.52%	0.72%	1.02%
Return on average equity	6.42%	8.80%	13.41%
Net interest margin	2.60%	2.50%	2.79%
Non-interest expense to total assets	2.42%	1.60%	2.15%
Efficiency ratio	71.19%	61.81%	64.56%